EXHIBIT 21

     Subsidiaries of the Registrant are Shaw Transport, Inc., a Georgia corporation; Shaw Financial Services, Inc., a Georgia Corporation; Bell-Mann, Inc., a Georgia corporation; Carpetland USA, Inc., an Indiana corporation; Carpets International, PLC., a United Kingdom corporation; and Capital Carpet Industries, Pty., Ltd., an Australian corporation.